Exhibit 99.1

2016-18

Hecla Formally Commences Takeover Bid For Dolly Varden at 97% Premium

Asks Dolly Varden Board to Support the Offer and Refrain from Shareholder Dilution and Further Obstruction

Applies for Order to Stop Dolly Varden’s Highly Dilutive Equity Financing

FOR IMMEDIATE RELEASE

July 8, 2016

COEUR D’ALENE, IDAHO — Hecla Mining Company (NYSE:HL) today announced that it is formally commencing a takeover bid for all of the outstanding shares of Dolly Varden Silver Corporation not owned by Hecla and its affiliates for C$0.69 cash per share, following the initial announcement of its bid on June 27, 2016.

Hecla is also filing a letter to shareholders of Dolly Varden outlining the value of the premium cash offer and Hecla’s opposition to a dilutive equity private placement proposed by Dolly Varden. The text of Hecla’s letter is included below.

Dear Dolly Varden Shareholders

On behalf of Hecla Mining Company, the largest shareholder of Dolly Varden Silver Corporation, I am writing to you on a matter that has significant implications on the value of your Dolly Varden shares.

Hecla is formally commencing its cash offer of C$0.69 per share for Dolly Varden and I urge you to tender your shares for an attractive premium of approximately 97%.(1) The formal offer follows Hecla’s June 27, 2016, announcement of its bid.

Despite the attractive premium available, Dolly Varden’s board of directors has chosen another path – a dilutive private placement that is not in the interest of all shareholders. Hecla believes that the private placement is an attempt to obstruct Hecla’s premium cash offer. Hecla has asked Dolly Varden’s board of directors to support its offer and refrain from obstructionist tactics.

Hecla’s Offer Won’t Proceed if Private Placement Is Completed

In addition to the other customary conditions for a takeover bid, Hecla notes that it will not proceed with its premium cash offer if the private placement is completed. Hecla is also applying to the relevant regulatory authorities for an order to stop the private placement on the grounds that it is an improper defensive tactic.

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	1

Proposed Private Placement Could Dilute Existing Shareholders by more than 57%

The private placement, as disclosed publicly by Dolly Varden on July 5, 2016, could increase the number of Dolly Varden shares by up to 43% and therefore is highly dilutive.(2) Worse, the private placement includes an over-allotment option that Dolly Varden has not publicly disclosed, and that would be even more dilutive, increasing the total number of shares issued by more than 57%.(3) In addition, the issuance of the proposed private placement, flow-through and broker shares average C$0.60 per share, which is 15% lower than Hecla’sC$0.69 cash per share bid.

Don Birak, Tom Wharton and Rosie Moore, Dolly Varden’s directors who collectively own or control about four percent of Dolly Varden’s outstanding shares, seem intent on dilution that does not benefit current Dolly Varden shareholders.

The proposed private placement is intended in part to repay the new loan Dolly Varden agreed to on June 13, 2016. The new loan’s repayment provisions require Dolly Varden to pay in full six month’s interest (being C$50,000) even if the principal amount is repaid prior to maturity. In addition, the lenders will receive warrants with a value of C$687,500. Therefore, Dolly Varden is obliged to pay and incur costs of up to C$737,500 in respect of the new loan. When the C$31,250 finder’s fee for the loan is included, the all-in cost of C$768,750 for what is effectively a two-week loan of C$2.5 million is egregious.

Dolly Varden’s Share Price Might Plunge if Hecla’s Offer is Obstructed

Dolly Varden’s share price has increased substantially since Hecla announced its intention to bid, reflecting the bid premium, but the share price could just as readily plunge back to its pre-bid level if Hecla is prevented from proceeding with its premium cash offer. Dolly Varden’s board, rather than act obstructively, should abridge the 105-day mandated minimum offer period so that shareholders can benefit from Hecla’s premium cash offer without delay.

Dolly Varden securityholders who wish to review the offer documents should:

•	look under Dolly Varden’s issuer profile on the SEDAR website at www.sedar.com; or

•	visit Hecla’s website at www.hecla-mining.com; or

•	contact Laurel Hill Advisory Group, Hecla’s information agent, at 1-877-452-7184 (toll free) or 416-304-0211 (collect) or by email at assistance@laurelhill.com.

Sincerely,

Phillips S. Baker, Jr.

President Chief Executive Officer

Hecla Mining Company

(1)	Premium is based on the volume-weighted average price of the Dolly Varden shares on the TSX-V for the 20 trading days ended June 24, 2016, which was the last trading day prior to Hecla’s announcement of its intention to bid. Formal commencement is by way of an announcement today in the National Post and Le Journal de Montréal and the filing of the takeover bid circular and related documents with the relevant securities regulatory authorities.

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	2

(2)	Based on the terms disclosed by Dolly Varden on July 5, 2016, the proposed private placement represents potential dilution of up to 43%. Dolly Varden’s announcement contemplates the issue of up to 10,545,621 shares, including private placement, flow-through and broker shares. The dilution is calculated based on 24,623,963 of current fully diluted issued and outstanding shares.

(3)	With the undisclosed over-allotment option, potential dilution is increased to more than 57%. With the over-allotment, a total of 14,158,525 shares, including private placement, flow-through and broker shares might be issued as a result of the financing. The dilution is calculated based on 24,623,963 of current fully diluted issued and outstanding shares. Dolly Varden advised Hecla of the over-allotment option on July 5, 2016 in the Offering Notice, received under the Ancillary Rights Agreement (ARA).

About Hecla

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in six world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

For further information, please contact:

Mike Westerlund

Vice President - Investor Relations

800-HECLA91 (800-432-5291)

hmc-info@hecla-mining.com

Cautionary Note Regarding Forward-Looking Statements

Statements made or information provided in this news release that are not historical facts, such as anticipated production, sales of assets, exploration results and plans, costs, and prices or sales performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company’s Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Investor Relations, Hecla Mining Company 1-800-432-5291 hmc-info@hecla-mining.com	3